Exhibit 7

U.S. Bank Trust Company, National Association
Statement of Financial Condition
as of 09/30/2023

($000’s)

09/30/2023
Assets
Cash and Balances Due From Depository Institutions	$971,860
Securities	4,247
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	1,548
Intangible Assets	579,147
Other Assets	165,346
Total Assets	$1,722,148

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	226,499
Total Liabilities	$226,499

Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	323,814
Minority Interest in Subsidiaries	0
Total Equity Capital	$1,495,649

Total Liabilities and Equity Capital	$1,722,148